DCB FINANCIAL CORP - 11-K                                 Filing Date: 06/27/03
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 11-K

               {X} Annual report pursuant to Section 15(d) of the
                         Securities Exchange Act of 1934
                   For the fiscal year ended December 31, 2002

                                       OR

             { } Transition report pursuant to Section 15 (d) of the
                       Securities And Exchange Act of 1934
                  For the transition period from __________ to

                        Commission file number 000-22387

           A. Full title of the plan and the address of the plan, if different from that of the issuer named below:
    The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan
                              110 Riverbend Avenue
                            Lewis Center, Ohio 43035

         B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
                               DCB Financial Corp.
                              110 Riverbend Avenue
                            Lewis Center, Ohio 43035



                        Financial Statements and Exhibits

The following financial statements and exhibits are filed as part of this annual report:

         EXHIBIT NUMBER                   DESCRIPTION
         --------------                   -----------
             Exhibit 23          Consent of Grant Thornton LLP

             Exhibit 23.1        Consent of Crowe, Chizek and Company LLC

             Exhibit 99 Financial Statements and Supplemental Schedules for The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan for the years ended December 31, 2002 and 2001



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DCB FINANCIAL CORP - 11-K                                 Filing Date: 06/27/03
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                                   SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, The Delaware County Bank & Trust Company, trustee and administrator of the plan, has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                The Delaware County Bank & Trust Company
                                Employee 401(k) Retirement Plan


Date:  June 27, 2003    The Delaware County Bank & Trust Company


                                By:  /s/ Jeffrey T. Benton
                                     -------------------------------
                                        Jeffrey T. Benton
                                        President and Chief Executive Officer



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DCB FINANCIAL CORP - 11-K                                 Filing Date: 06/27/03
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                                  EXHIBIT INDEX
                                  -------------

           Exhibit 23          Consent of Grant Thornton LLP

           Exhibit 23.1        Consent of Crowe, Chizek and Company LLC

           Exhibit 99 Financial Statements and Supplemental Schedules for The Delaware County Bank & Trust Company Employee 401(k) Retirement Plan for the years ended December 31, 2002 and 2001



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